UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 16, 2022

MULLEN AUTOMOTIVE INC.

__________________________________________________

(Exact name of registrant as specified in its charter)

Delaware	001-34887	86-3289406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 Pioneer Street, Brea, California 92821

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(714) 613-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	MULN	The Nasdaq Stock Market, LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Board of Directors

On September 16, 2022, the Board of Directors (the “Board”) of Mullen Automotive Inc. (the “Company”) appointed John K. Anderson as a Class III director and as a member of the Audit Committee and the Compensation Committee of the Board, effective as of September 19, 2022 (the “Effective Date”). On the same date and effective as of the Effective Date, Jonathan New provided notice of his resignation as a director of the Company. Mr. New was a member of the Compensation Committee and chair of the Audit Committee. As of the Effective Date, the members of the Compensation Committee are Kent Puckett, chair, Mark Betor and John K. Anderson, and the members of the Audit Committee are Kent Puckett, chair, Mark Betor and John K. Anderson.

Mr. Anderson, 68, has owned and operated various businesses since 1972, concentrating on real estate investment and management, primarily of multi-family residential units along with commercial sales and leases, in California, Utah and Wyoming, since 1980. From 1986 to 1996, Mr. Anderson was a partner in a large real estate company with over 300 sales agents and an escrow company, loan company and other real estate services. Since 2013, he has been a director and officer of Eminence Escrow, Inc. and, since 2015, he has owned and operated DNJ Investments, Inc., both of which provide escrow services. We believe that Mr. Anderson is qualified to serve as a director because of his extensive and in-depth experience in operating and growing businesses.

As a director, Mr. Anderson will receive the same compensation for non-employee directors as described in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021. There are no arrangements or understandings between Mr. Anderson and any other person pursuant to which he was appointed to serve on the Board. Mr. Anderson does not have a direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Anderson and any director or executive officer of the Company.

Chief Financial Officer and Chief Accounting Officer

On September 16, 2022, the Board appointed Jonathan New as Chief Financial Officer of the Company and Kerri Sadler’s position was changed from Chief Financial Officer to Chief Accounting Officer, all effective as of September 19, 2022.

Jonathan New, 62, served as a director of the Company since November 2021 until September 19, 2022. From January 2020 until September 2022, he served as the Chief Financial Officer of Motorsport Games, Inc. (NASDAQ: MSGM), a racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world. Previously, from July 2018 to January 2020, Mr. New was Chief Financial Officer of Blink Charging Co (NASDAQ: BLNK), an owner, operator and provider of electric vehicle charging equipment and networked electric vehicle charging services, and, from 2008 to July 2018, he was Chief Financial Officer of Net Element, Inc., a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment. Mr. New is an experienced, driven and creative chief financial officer with over 30 years of corporate finance and accounting experience. He has a career of leading rapidly growing businesses through levels of increasing success. Mr. New is a Florida Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Anderson does not have a direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Anderson and any director or executive officer of the Company.

In connection with his appointment as Chief Financial Officer, the Company and Jonathan New entered into an offer letter. Mr. Anderson will be paid an annual salary of $425,000 and will receive on an annual basis an aggregate of 300,000 shares of common stock payable quarterly; on January 1, 2023, Mr. New will be issued a prorated portion of 84,066 shares and thereafter he will receive 75,000 shares at the end of each calendar quarter.

Kerri Sadler, 57, served as Chief Financial Officer of the Company from October 2021 to September 2022. Previously, she served as the internal consultant and interim CFO of the Company while leading the finance and accounting team through annual audits, financial reviews. Ms. Sadler has domestic and international experience, which spans commercial and investment banking, automotive, and trading/treasury activities. From 2016 to present, she has worked with emerging growth companies in developing their finance and accounting departments, the list of clients include Apollo Global Management, Faraday Future, and Mullen Technologies. Within middle and senior manager roles, Ms. Sadler has worked for KPMG Consulting, Credit Suisse, and Toyota Financial Services. Her career began with the Federal Deposit Insurance Corporation (FDIC) as a bank examiner/regulator. Ms. Sadler does not have a direct or indirect material interest in any “related party” transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Ms. Sadler and any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MULLEN AUTOMOTIVE INC.

Date: September 19, 2022	By:	/s/ David Michery
David Michery
President and Chief Executive Officer